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                                                            EXHIBIT (a)(1)(iv)


                             PRICE ENTERPRISES, INC.
                           OFFER TO PURCHASE FOR CASH
                        ANY AND ALL OUTSTANDING SHARES OF
                                ITS COMMON STOCK
                             AT A PURCHASE PRICE OF
                                 $7.00 PER SHARE

                                                        August 10, 2001

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

         Price Enterprises, Inc., a Maryland corporation (the "Company"), is making an offer to purchase for cash all outstanding shares of its Common Stock, $0.0001 par value (the "Enterprises Common Stock"), at a purchase price of $7.00 per share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Company's Offer to Purchase dated August 10, 2001 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with the Offer to Purchase, each as amended or supplemented from time to time, together constitute the "Offer"), enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Enterprises Common Stock registered in your name or in the name of your nominee.

         All Enterprises Common Stock validly tendered will be purchased at the Offer Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. See Section 1 of the Offer to Purchase.

         The Offer is not conditioned upon any minimum number of shares of Enterprises Common Stock being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer. See Section 5 of the Offer to Purchase.

         For your information and for forwarding to your clients for whom you hold Enterprises Common Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

         1.  Offer to Purchase dated August 10, 2001;

         2. Letter of Transmittal for your use in accepting the Offer, tendering Enterprises Common Stock and for the information of your clients;

         3. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

         4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Enterprises Common Stock and all other required documents cannot be delivered to the Depositary on or before the Expiration Date, or if the procedures for book-entry transfer cannot be completed on time; and

         5. A letter which may be sent to your clients for whose accounts you hold Enterprises Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

         WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND RIGHTS TO WITHDRAW EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 11, 2001, UNLESS THE OFFER IS EXTENDED.

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         No fees or commissions will be payable to brokers, dealers or any other persons (other than the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Enterprises Common Stock pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Enterprises Common Stock held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes on its purchase of Enterprises Common Stock pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

         In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (and any other documents required by the Letter of Transmittal), or an Agent's Message in connection with a book-entry delivery of Enterprises Common Stock, must be delivered to the Depositary before the expiration of the Offer and (ii) either (a) the certificates for the tendered Enterprises Common Stock must be received by the Depositary or (b) the Enterprises Common Stock must be tendered pursuant to the procedure for book-entry transfer and a book-entry confirmation must be received by the Depositary, all in accordance with the instructions set forth in the Offer.

         If holders of Enterprises Common Stock wish to tender, but it is impracticable for them to forward their stock certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

         Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent, Mellon Investor Services LLC, 44 Wall Street, 7th Floor, New York NY 10005, telephone (800) 335-7842 (Toll Free).


                                                     Very truly yours,

                                                     PRICE ENTERPRISES, INC.


         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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